FOR IMMEDIATE RELEASE

For additional information contact:
K. M. Hoveland President/CEO
Dustin Luton, Chief Financial Officer
(626) 339-9663

K-FED BANCORP ADOPTS PLAN TO REORGANIZE AND CONDUCT “SECOND STEP” STOCK OFFERING

Covina, CA – May 28, 2010 – K-Fed Bancorp (NASDAQ: KFED), the parent company for Kaiser Federal Bank, today announced that it has adopted a plan to reorganize from a two-tier mutual holding company to a full stock holding company and undertake a “second-step” offering of additional shares of common stock.

In adopting the plan, Kay M. Hoveland, President and Chief Executive Officer of K-Fed Bancorp commented, “Our board of directors has been reviewing the potential for a second-step transaction for a while now. Given the current equity markets, the regulatory reform legislation as well as the opportunities present in our markets to utilize the proceeds to support our business plan, we feel proceeding with the second step transaction is in the best interests of our shareholders.”

K-Fed Mutual Holding Company, a federally chartered mutual holding company formed in 2003, currently holds approximately 66.7% of the issued and outstanding shares of K-Fed Bancorp, which in turn owns all of the stock of Kaiser Federal Bank. The remaining 33.3% of K-Fed Bancorp’s shares currently are held by public shareholders.

As part of the reorganization, Kaiser Federal Bank will become a wholly owned subsidiary of a new stock corporation, Kaiser Federal Financial Group, Inc.  The currently outstanding shares of the common stock of K-Fed Bancorp, including shares held by the general public and employee stock benefit plans, other than shares held by K-Fed Mutual Holding Company, will be converted into shares of common stock in Kaiser Federal Financial Group, Inc., using an exchange ratio designed to preserve current percentage ownership interests.  Shares owned by K-Fed Mutual Holding Company will be retired, and new shares representing that ownership interest will be offered and sold to the Bank’s eligible depositors, Kaiser Federal Bank’s tax qualified employee benefit plans and members of the general public as set forth in the Plan of Conversion and Reorganization of K-Fed Mutual Holding Company.  The highest priority will be depositors with qualifying deposits as of March 31, 2009.  The number of shares of common stock to be offered and the exchange ratio for shares of K-Fed Bancorp will be based upon an independent appraisal, assuming shares are issued at $10.00 per share.

The reorganization will not affect the existing terms and conditions of deposit accounts and loans with Kaiser Federal Bank.  Deposit accounts will continue to be insured by the Federal Deposit Insurance Corporation, and the Bank’s normal business operations will continue without interruption during the conversion and offering process.  The new shares are expected to trade on NASDAQ under the symbol “KFFG” and Kaiser Federal Financial Group, Inc will be headquartered at the Bank’s executive offices located in Covina, CA.  Following the conversion, Kaiser Federal Bank will continue to pursue its existing business strategies, focusing on providing quality service to its customers and building long-term value for its stockholders.

The conversion and reorganization will be subject to the approval of the Bank’s depositors, K-Fed Bancorp’s stockholders (including the approval of a majority of the shares held by persons other than K-Fed Mutual Holding Company) and the Office of Thrift Supervision.  Subject to such approvals, the conversion and the offering are expected to be completed in the fourth quarter of calendar 2010.

This release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of K-Fed Bancorp and Kaiser Federal Bank, changes in the securities markets, the future earnings and capital levels of Kaiser Federal Bank, which would affect the ability of the K-Fed Bancorp to pay dividends in accordance with its dividend policy, competition, and other risks detailed from time to time in K-Fed Bancorp’s filings with the SEC.  Actual strategies and results for future periods may differ materially from those currently expected. We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.
This news release is not an offer to sell or the solicitation of an offer to buy common stock, which is made only pursuant to a prospectus, nor shall there be any sale of common stock in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the securities laws of any such state.